                                                                   EXHIBIT 10.12

                           FORM OF SEVERANCE AGREEMENT

The Company has entered into the following Amended and Restated Severance Agreement with each of the "named executive officers" (as defined in Item 402(a)(3) of Regulation S-K) of the registrant and certain other officers of the Company. The individual Severance Agreements are identical to the form of the Amended and Restated Severance Agreement, except that, in the case of J. Brian Ferguson, Chairman and Chief Executive Officer, the second line of Section 5(b)(2) is ". . . an amount equal to four (4) times Pay . . ." rather than ". . .. an amount equal to three (3) times Pay . . ."

         AMENDED AND RESTATED SEVERANCE AGREEMENT by and between Eastman Chemical Company, a Delaware corporation, (the "Company") and ______________ ("Executive"). This document is a restatement of that certain Severance Agreement, originally dated as of _________, 20__by and between the Company and Executive, incorporating prior amendments and an amendment effected this _____ day of _________, 2002. This amendment and restatement does not change the original effective date of the Agreement.

         WHEREAS, Executive is a key management executive employed by the Company, and

         WHEREAS, the Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the interests of the Company and its shareowners, and

         WHEREAS, the Company wishes to have the benefits of Executive's full time and attention to the affairs of the Company, particularly during any period or circumstance that may otherwise cause diversion, and

         WHEREAS, the Company wishes to position itself to retain able managers by adopting compensation practices competitive with peer companies by providing similar severance benefits consistent with its compensation practices; and

         WHEREAS, the Company and Executive entered into an amendment to this Agreement dated May 3, 2001, the text of which they desire to incorporate into this restated Agreement; and

         WHEREAS, the Company and Executive desire to further amend this Agreement by deleting that part of Section 20 that prohibited Executive from disclosing information about the existence or content of this Agreement.

         NOW, THEREFORE, in order to induce Executive to continue in the employment of the Company and in consideration of the mutual covenants herein contained, and other good and valuable consideration, the Company and Executive agree as follows:

         1. Definitions. The terms defined in this Section shall have the meanings specified below:

         "Cause" means (i) a material breach by Executive of the terms of this Agreement (including, but not limited to, any disclosure in violation of Section 20 hereof), (ii) the conviction of Executive of any criminal act that the Board shall, in its sole and absolute discretion, deem to constitute Cause for purposes of this Agreement, or (iii) conduct by Executive in his office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonably and in good faith; provided, however, that in the case of (iii) above, such conduct shall not constitute Cause unless the Board shall have delivered to Executive notice setting forth with specificity (x) the conduct deemed to qualify as Cause, (y) reasonable action that would remedy such objection, and (z) a reasonable time (not less than thirty (30) days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within such specified reasonable time.

         "Change in Control" means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of a Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"); provided that, without limitation, a Change in Control shall be deemed to have occurred at such time as
(i) any "person" within the meaning of Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company, or any employee benefit plan(s) sponsored by the Company or any subsidiary of the Company, is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 19% or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; provided, however, that the following will not constitute a Change in
Control: any acquisition by any corporation if, immediately following such acquisition, more than 75% of the outstanding securities of the acquiring corporation ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors, or (ii) individuals who constitute the Board on the date hereof (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof; provided, however, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareowners, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board, or (iii) upon approval by the Company's shareowners of a reorganization, merger or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than 75% of the outstanding securities of the resulting corporation ordinarily having the right to vote in the election of directors; and (iv) upon approval by the Company's shareowners of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a subsidiary.

         "Date of Termination" means (i) if employment is terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination or (ii) if employment is terminated by the Company for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to in writing by Executive either in advance of, or after, receiving such Notice of Termination. In the case of termination by the Company of Executive's employment for Cause, if Executive has not previously expressly agreed in writing to such termination, then within thirty (30) days after receipt by Executive of the Notice of Termination with respect thereto, which Notice shall provide a reasonably detailed explanation of the reasons therefor, Executive may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 19 hereof. During the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect immediately prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 19.

         "Disability" has the meaning assigned such term in the Company's long-term disability plan, from time to time in effect.

         "Good Reason" means (i) any reduction by the Company in the rate or frequency of payment of Executive's annual base salary from the rate or frequency thereof in effect at any time between the time immediately prior to the Potential Change in Control or the Change in Control (as applicable in the circumstances) through the Date of Termination in the Notice of Termination relating to Executive, or (ii) any reduction by the Company in Executive's Pay from the highest level in effect at any time between the time immediately prior to the Potential Change in Control or the Change in Control (as applicable in the circumstances) through the Date of Termination in the Notice of Termination relating to Executive, or (iii) the Company's requiring Executive to be based at an office that is greater than thirty-five (35) miles from where Executive's office is located immediately prior to the Potential Change in Control or the Change in Control (as applicable in the circumstances), except for required travel on the Company's business to an extent substantially consistent with the business travel obligations that Executive undertook on behalf of the Company immediately prior to the Potential Change in Control or the Change in Control (as applicable in the circumstances), or (iv) the exclusion of Executive from participation in any new compensation or benefit arrangement offered to similarly situated employees of the Company, or (v) a reduction in Executive's level of responsibility, position (including status, office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to Executive of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Potential Change in Control or the Change in Control, as applicable in the circumstances), except that the events described in this clause (v) shall not constitute Good Reason following a Spinoff merely due to the fact that the Company or Spinco, whichever is Executive's employer, is a smaller company as a result of such Spinoff (in terms of assets, revenues or any other financial measure) than the Company immediately prior to the Spinoff. Good Reason does not include death or Disability of Executive. Anything in this Agreement to the contrary notwithstanding, a termination by Executive for any reason (including, without limitation, Retirement) during the thirty (30) day period immediately following the first anniversary of a Change in Control (other than a Spinoff, if applicable) shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

         "Notice of Termination" means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall provide in reasonable detail the basis therefor.

         "Pay" means the three-year average of the sum of (a) plus (b) (described below) for each such year ("Total Annual Compensation"), using for this purpose the three years in which Executive's Total Annual Compensation was the highest (out of the ten consecutive years consisting of the year in which termination of Executive's employment occurs and the nine preceding years (the "Comparison Years"); provided, however, if Executive's Total Annual Compensation for the year of termination cannot be reasonably estimated, the Comparison Years shall consist of the ten consecutive years ended prior to the year in which termination of Executive's employment occurs). For purposes of the foregoing,
(a) represents Executive's base annual salary for the year in question, and (b) represents an amount equal to the bonus, stock grants, incentive compensation (including, but not limited to, compensation earned by Executive in such year under the Company's various performance plans and including, in the case of options granted that year, the Black-Scholes value thereof as of the date of grant) and other variable compensation earned by Executive with respect to the year in question (prior to any deferral thereof).

         "Person" means any individual, corporation, partnership, group, association or other person, as such term is used in Section 14(d) of the Exchange Act, other than the Company, a wholly owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or a subsidiary of the Company.

         "Potential Change in Control" shall be deemed to have occurred if (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (b) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control, (c) after the date of this Agreement, any person (other than (i) the Company or any or its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's then-outstanding securities; or (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred. Notwithstanding the foregoing, neither the taking of any Board action to authorize the exploration of a Spinoff, the public announcement of the Company's intention to explore, consider or engage in a Spinoff, nor the signing of any agreement for the purpose of effecting or facilitating a Spinoff, shall constitute a Potential Change in Control.

         "Retirement" means termination on or after Executive's becoming eligible for a retirement benefit (including early retirement) under the Company's Retirement Assistance Plan or a substantially similar successor pension plan.

         "Spinoff" means any split up of the business of the Company into two or more separate business segments, followed by a spin-off or distribution of one Ior more of such businesses to the Company's shareowners, whether or not such transactions take the form of a disposition of assets that requires approval of the Company's shareowners as a matter of Delaware law.

         "Spinco" means the corporation containing the business of the Company that is distributed to the shareowners of the Company in a Spinoff.

         2.       Agreement to Provide Services; Right to Terminate; Vesting.

         (a) Executive agrees to continue in employment with the Company. Notwithstanding anything contained herein to the contrary, this Agreement shall not be deemed to confer on Executive any right to continued employment with the Company or to impose on the Company any obligation with respect to the continued employment of Executive.

         (b) Any purported termination by the Company or by Executive following the Change in Control or prior to or following a Potential Change in Control, as the case may be, shall be communicated by written Notice of Termination to the other party hereto.

         (c) Upon a Change in Control, the terms and conditions of the Company's long-term incentive plans and any applicable award agreements thereunder shall control with respect to the vesting of any options or other awards thereunder then held by Executive.

         3. Term of Agreement. Unless sooner terminated in accordance with the following sentence, the term of this Agreement shall be for an initial three
(3) year period commencing on the date hereof, and shall be automatically renewed at the end of the initial three-year period and annually thereafter, for an additional one (1) year period unless the Company gives notice of non-renewal at least ninety (90) days before expiration; provided, however, if a Change in Control (other than a Spinoff) or a Potential Change in Control occurs prior to the expiration of the term hereof, this Agreement shall be extended to the date two (2) years following the date of the Change in Control or Potential Change in Control. If, at any time during the term of this Agreement and before the occurrence of a Change in Control or a Potential Change in Control, there occurs a reduction in Executive's level of responsibility, position, authority or duties, the Company may in its sole discretion, by written notice to Executive, terminate this Agreement.

         4. Entitlement upon Termination of Employment. Executive shall be entitled to the benefits provided in Section 5 hereof upon termination of employment with the Company following the occurrence of a Change in Control while this Agreement is in effect; provided, however, that if:

         (a) during the term of this Agreement a Potential Change in Control occurs, and

         (b) Executive's employment is terminated within a period of one-hundred twenty (120) days before or after the occurrence of such Potential Change in Control (i) by the Company other than for Cause, death or Disability, or (ii) by Executive for Good Reason, then, for the purposes of this Agreement, a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of Executive's employment shall be deemed to have occurred following the Change in Control.

         5.       Compensation upon Termination; Other Agreements.

         (a) If, following a Change in Control and during the term of this Agreement, (i) Executive's employment is terminated by reason of death, Retirement or Disability, (ii) the Company terminates Executive's employment for Cause, or (iii) Executive voluntarily terminates his employment without Good Reason, the Company shall pay Executive his salary and variable compensation through the Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given (if applicable), plus any benefits or awards (including cash and stock components) which pursuant to the terms of any compensation plans of the Company have been earned or become payable, but which have not yet been paid (including amounts which previously had been deferred at Executive's election and including any applicable death, disability or retirement benefits arising outside the scope of this Agreement). Such benefits or awards shall be paid under the terms and conditions of the applicable compensation plans as then in effect, including any applicable penalty or forfeiture provisions therein. Thereupon (except to the extent that Retirement during the thirty (30) day period immediately following the first anniversary of a Change in Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement), the Company shall have no further obligations to Executive or his estate under this Agreement.

         (b) If during the term of this Agreement Executive's employment by the Company is terminated following a Change in Control (i) by the Company other than for Cause, death or Disability, or (ii) by Executive for Good Reason, then, in addition to any other benefits accruing to Executive outside the scope of this Agreement (including, without limitation, benefits accruing under the terms of the Eastman Retirement Assistance Plan, the Company's Unfunded Retirement Income Plan and the Company's Excess Retirement Income Plan), the Company shall pay to Executive the following:

                  (1) Executive's salary through the Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given, plus any benefits or awards (including cash and stock components) which pursuant to the terms of any compensation plans of the Company have been earned or become payable through the Date of Termination, but which have not yet been paid (including amounts which previously had been deferred at Executive's election) and such payment shall be no later than the fifth day following the Date of Termination; and

                  (2) as severance pay and in lieu of any further salary or other compensation for periods subsequent to the Date of Termination, an amount equal to three (3) times Pay and such payment shall be no later than the fifth day following the Date of Termination unless the Company reasonably and in good faith believes that the limitation set forth in Section 6 hereof may be applicable in which case payment shall be made as soon as practicable and in no event later than sixty (60) days from Date of Termination.

         (c) If during the term of this Agreement Executive's employment by the Company is terminated following a Change in Control (i) by the Company other than for Cause, death or Disability, or (ii) by Executive for Good Reason, then, in addition to and without limitation of any similar benefits accruing to Executive outside the scope of this Agreement (after giving effect to any service or age credits conferred under subsection (d) below), the Company shall maintain in full force and effect, for the continued benefit of Executive and Executive's dependents for three years after the Date of Termination, all insured and self-insured employee welfare benefit plans in which Executive was entitled to participate immediately prior to the Date of Termination, provided that Executive's continued participation (or that of Executive's dependents) is possible under the general terms and provisions of such plans (and any applicable funding media) and Executive continues to pay an amount equal to Executive's regular contribution under such plans for such participation. In the event that Executive's participation in any such plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of Executive and Executive's dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which Executive otherwise would have been entitled to receive under such plans pursuant to this paragraph (c) (taking into account what Executive would have contributed under such plans) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide equivalent benefits (on an after-tax basis).

         (d) If during the term of this Agreement Executive's employment is terminated following a Change in Control (i) by the Company other than for Cause, death or Disability, or (ii) by Executive for Good Reason, then, in addition to and without limitation of any other benefits accruing to Executive outside the scope of this Agreement, the Company shall pay to Executive, as soon as practicable and in no event later than sixty (60) days from the Date of Termination, an amount in cash equal to the actuarial equivalent of the excess of (i) minus (ii), where (i) equals the amount of the retirement benefits (determined as a straight life annuity payable to Executive on his normal retirement date) to which Executive would have been entitled under the terms of the Eastman Retirement Assistance Plan ("ERAP"), the Company's Unfunded Retirement Income Plan and the Company's Excess Retirement Income Plan (hereinafter referred to collectively as the "Retirement Plan") as if Executive had accumulated five additional years of total service as defined in ERAP and Executive's age was increased by five years, and where (ii) equals the amount of the retirement benefits (determined as a straight life annuity payable to Executive on Executive's normal retirement date), to which Executive actually is entitled pursuant to the provisions of the Retirement Plan. For purposes of this subparagraph (d), "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Retirement Plan for computing a lump sum payment as of the date of distribution to Executive under this Agreement.

         (e) The amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after the Date of Termination or otherwise.

         6.       Limitation on Compensation.

         (a) If the Company reasonably determines, based upon the opinion of the firm serving as independent accounting advisors to the Company immediately prior to the Potential Change in Control or the Change in Control, as applicable (the "Accounting Firm"), that payment of any or all of the compensation payments and benefits payable under this Agreement together with any other amounts received by Executive that must be included in such determination, would result in the payment of an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company will reduce the amount otherwise due and owing to Executive under this Agreement to the maximum amount that would permit a determination that Executive has not received an excess parachute payment under the foregoing Code provision if, but only if, the amount payable to Executive hereunder without regard for the foregoing limitation and without the inclusion of the Additional Amount does not exceed the amount payable to Executive with regard for such limitation by more than $30,000.

         (b) Company may reduce the compensation and benefits payable under this Agreement pursuant to this Section 6 only if within thirty (30) days of Executive's termination it provides Executive with an opinion of the Accounting Firm that Executive will be considered to have received "excess parachute payments" as defined in Section 280G if he were to receive the full amounts owing pursuant to the terms of this Agreement. Such opinion shall be based upon the proposed regulations under Code Sections 280G and 4999 or substantial authority within the meaning of Code Section 6662, and shall set forth with particularity the smallest amount by which the payment due Executive hereunder would have to be reduced to avoid the imposition of any excise tax or the denial of any deduction pursuant to Code Sections 280G and 4999 and shall demonstrate the relation of such amount to the amounts set forth in paragraph (a). Executive shall, if he agrees with the determination of Company, notify Company in writing of the compensation payments and/or benefits that he wishes to have reduced in order to comply with the provisions of this Section 6. In the event that Executive fails to designate an order of priority for the application of any such reduction, such reduction shall be made in the order of priority determined by Company. In the event that Executive does not agree with the opinion or calculation presented and he is unable to resolve any dispute with Company regarding such disagreement within a period of thirty (30) days of receipt of the opinion referenced above, Executive may submit the resolution of this matter to arbitration pursuant to Section 19.

         7.       Additional Amount.

         (a) The Company shall pay to Executive an amount (the "Additional Amount") equal to the excise tax under Section 4999 of the Code, if any, incurred by Executive by reason of the payments under this Agreement and any other plan, agreement or understanding between Executive and the Company or its parent, subsidiaries or affiliates (the "Separation Payments") constituting excess parachute payments pursuant to Code Section 280G, plus all excise taxes and federal, state and local income or employment taxes incurred by Executive with respect to receipt of the Additional Amount. The Additional Amount shall also take into account Executive's loss of tax deduction, if any, caused by reason of Executive's receipt of the Additional Amount. It is the intent of the parties that payment of the Additional Amount will compensate Executive such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and excise tax imposed upon the Additional Amount, Executive retains an amount of the Additional Amount equal to the excise tax (and any interest and penalties thereon) imposed upon the Separation Payments.

         (b) All determinations required to be made under this Section 7, including whether an Additional Payment is required and the amount of any Additional Amount, shall be made by the Accounting Firm, which shall provide detailed supporting calculations to the Company and Executive. In computing taxes, the Accounting Firm shall use the highest marginal federal, state and local income tax rates applicable to Executive and shall assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability, unless Executive demonstrates that he will not in fact be entitled to such a deduction for the year of payment.

         (c) The Additional Amount, computed assuming all of the Separation Payments constitute excess parachute payments as defined in Code Section 280G, shall be paid to Executive with the payment under Section 5(b)(2) hereof unless Company at the same time as the payment of the such payments provides Executive with an opinion of the Accounting Firm that Executive will not incur an excise tax on part or all of the Separation Payments. Any such opinion shall be based upon any then applicable regulations (including proposed regulations if no final or temporary regulations are applicable) under Code Sections 280G and 4999 or substantial authority within the meaning of Code Section 6662. If such opinion applies only to part of the Separation Payments, the Company shall pay Executive the Additional Amount with respect to that part of the Separation Payments not covered by the opinion.

         (d) The Additional Amount shall be subject to adjustment so as to avoid either an over or underpayment of the Additional Amount to Executive. The Company shall establish procedures that shall be communicated in writing to Executive and shall be considered a part of this Agreement regarding the foregoing. Such procedures may be amended or modified at any time that the terms of this Agreement are otherwise subject to amendment but may not be amended at any time following the occurrence of an event entitling Executive to benefits under the terms of Sections 4 and 5 hereof.

         8. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amount would still be payable hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate. This Agreement shall also be binding upon and inure to the benefit of any successor to the Company by reason of any merger, consolidation, sale of assets, dissolution or other reorganization of the Company. In the event of a Spinoff, this Agreement shall remain in effect in accordance with its terms as between Executive and the Company or Spinco, whichever corporation shall be the employer of Executive immediately following the Spinoff, and the term "the Company" as used herein shall thereafter mean such employer corporation.

         9. Fees and Expenses. The Company shall reimburse Executive, on a current basis, for all reasonable legal fees and related expenses incurred by Executive in connection with this Agreement, including without limitation, (i) all such fees and expenses, if any, incurred in contesting or disputing any termination of Executive's employment after the Change in Control or (ii) Executive's seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not Executive's claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, Executive shall be required to repay any such amounts to the Company to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.

         10. Taxes. All payments to be made to Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

         11. Set-off. The right of Executive to receive benefits under this Agreement shall be absolute and, except as provided below, shall not be subject to any set-off, counter-claim, recoupment, defense, duty to mitigate or other rights the Company may have against him or anyone else. Notwithstanding anything herein to the contrary, benefits to Executive accruing under this Agreement shall be off-set by the amount of any severance benefits payable to Executive under the Company's Employee Protection Plan or any successor plan.

         12. Executive's Indemnity. Executive shall be entitled to the benefits of the indemnity provided by the Company's certificate of incorporation, bylaws, or otherwise immediately prior to the Potential Change in Control or the Change in Control (as applicable in the circumstances), and any subsequent changes to the certificate of incorporation, bylaws, or otherwise reducing the indemnity granted to such Executive shall not affect the rights granted hereunder. The Company may not reduce these indemnity benefits confirmed to Executive hereunder without the written consent of Executive.

         13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of choice of laws.

         14. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to Eastman Chemical Company, 100 North Eastman Road, Kingsport, Tennessee 37660 (until changed by the Company as provided below) or, in the case of Executive, to the address set forth below Executive's signature, provided that all notices to the Company shall be directed to the Chairman of the Board of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         15. Survival. The respective obligations of, and benefits afforded to, the Company and Executive as provided in Sections 5, 6, 7, 8, 9, 10, 11, 12, 19 and 20 of this Agreement shall survive termination of this Agreement.

         16. Severability. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement, and the Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

         17. Related Agreements. To the extent that any provision of any other agreement between the Company and Executive shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provisions of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force and effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

         18. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Executive and a duly authorized officer of the Company. No waiver by a party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

         19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Tennessee by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Except as provided in Section 9, the Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 19.

         20. Confidentiality. Executive agrees that Executive will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary processes of the Company or any of its subsidiaries or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole. It is understood, however, that the obligations of this Section 20 shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances where Executive is legally required to do so or
(ii) become generally known to and available for use by the public otherwise than by Executive's wrongful act or omission.

         21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                       Eastman Chemical Company



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



                                       EXECUTIVE



                                       -----------------------------------------

                                       -----------------------------------------

                                       Address:
                                               ---------------------------------

                                               ---------------------------------